SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
March 21, 2007

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway, Suite 200B
Austin, Texas 78746
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On March 21, 2007, HealthTronics, Inc. (the “Company”) and Christopher B. Schneider, President – Medical Products, entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) effective as of January 1, 2007. The Agreement provides for the payment of a base salary, performance bonus and other customary benefits. The Agreement provides for an annual salary of $257,000 and a one-year term, which is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the Agreement. The Agreement entitles Mr. Schneider to receive severance payments, generally equal to one times Mr. Schneider’s average annual cash compensation, if the Company terminates Mr. Schneider’s employment without cause (as defined in the Agreement) or Mr. Schneider terminates for good reason (as defined in the Agreement). The Agreement also gives Mr. Schneider the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of certain changes in Company ownership or certain changes in the members of the Company’s Board of Directors. The Agreement also provides that Mr. Schneider is subject to noncompetition and nonsolicitation obligations, which would not expire until the second anniversary of the termination of Mr. Schneider’s employment (unless he is terminated without cause or terminates for good reason, in which case he would be released from his nonsolicitation obligation).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement, effective as of January 1, 2007, by and between the Company and Christopher B. Schneider

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: March 23, 2007	By:	/s/ Ross A. Goolsby

	Name: Title:	Ross A. Goolsby Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Executive Employment Agreement, effective as of January 1, 2007, by and between the Company and Christopher B. Schneider